Exhibit 99.2

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com
February 19, 2008	Media Contact: Melanie Nimrodi, Financial Relations Board, 312-546-3508 Email: mnimrodi@fbir.com Investors Contact: Kathy Price, Financial Relations Board, 213-486-6547 Email: kprice@frbir.com

Advanced Life Sciences Announces Successful Thorough QT Study of Cethromycin

- Study Results Show Cethromycin Not Associated with QT Prolongation-

-Favorable Cardiac Safety Profile Strengthens NDA-

CHICAGO, IL, February 19, 2008/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), today announced positive results from Trial CL07-001, a thorough QT study of the Company’s novel once-a-day oral antibiotic, cethromycin.  This study was conducted to evaluate the cardiac safety of cethromycin and to enhance the safety database for the Company’s upcoming New Drug Application (NDA) submission for cethromycin to treat community acquired pneumonia (CAP). The U.S. Food and Drug Administration (FDA) requires thorough QT studies for all new chemical entities because prolongation in QT interval (corrected for changes in heart rate, or QTc) may signify an increased risk of developing cardiac arrhythmias.

Trial CL07-001 evaluated the potential of cethromycin to cause a prolongation in electrocardiographic QT interval in accordance with FDA and ICH E14 guidance. At the therapeutic and supratherapeutic doses, cethromycin showed no signal of any electrocardiographic effects and, hence, the study supported its favorable cardiac safety profile.

“We are extremely pleased with the outcome of this study.  This was a well-controlled, well-conducted study that provides additional evidence of the favorable safety profile of cethromycin.  We believe the results from this trial further strengthen our anticipated NDA submission in CAP.” said Dr. Michael Flavin, chief executive officer of Advanced Life Sciences.

Trial CL07-001 was a double-blind, randomized, parallel study in which cethromycin, given at a therapeutic dose (300 mg once-daily for 5 days) and supratherapeutic dose (900 mg once daily for 5 days) was compared to placebo and moxifloxacin in 238 healthy adult volunteers.  Moxifloxacin is an FDA approved anti-infective therapy that was used as a positive control in this study because it has been previously established to cause an increase in the QT interval.

The placebo-corrected QTc mean change from baseline (using the individual correction method for heart rate, or QTcI) for the therapeutic and supratherapeutic doses of cethromycin were -0.4 and 0.9 milliseconds, respectively. Moxifloxacin demonstrated QT prolongation of 4.9 milliseconds, which is consistent with previous clinical experience and thus validated the outcome of the study.  In addition to the values for the mean QTcI interval, none of the subjects in the cethromycin cohorts showed increases in the QTcI of greater than 60 milliseconds, nor did any of the cethromycin subjects display a QTcI that exceeded 480 milliseconds at any time.

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There were no deaths or serious adverse events reported in the trial in either of the cethromycin cohorts.  No hepatic-related adverse events were reported for cethromycin subjects and liver function tests at the therapeutic and supratherapeutic doses were consistent with those observed in prior clinical trials with cethromycin.  The most common adverse events reported among cethromycin subjects were gastrointestinal and mild-to-moderate in nature and were consistent with rates reported in prior cethromycin clinical studies at the 300 mg dose level.

Cethromycin is not approved as a treatment for CAP, and data from this analysis have not been reviewed by the FDA.

Cethromycin NDA/Regulatory Calendar:

The Company remains confident in its regulatory strategy for cethromycin in the CAP indication.  To gain further insight into the evolving regulatory landscape for antibiotic drug development, members of the management and scientific teams will be present at the upcoming FDA Anti-Infectives Advisory Committee meeting discussing non-inferiority margins in CAP clinical trials scheduled for April 1 and 2, 2008 in Maryland.  The Company will hold an investor conference call on April 3, 2008 after the completion of the FDA Anti-Infectives Advisory Committee to provide management’s viewpoints and reflections on the deliberations.

In an effort to re-confirm the regulatory pathway for cethromycin in CAP after the Anti-Infectives Advisory Committee meeting is completed, Advanced Life Sciences has requested and established a meeting on April 7, 2008 with the FDA to discuss the anticipated NDA submission in CAP.  The Company will conduct a conference call with investors on April 10, 2008 to discuss the outcome of the April 7th meeting with the FDA.

Summary of Upcoming Events:

•     April 3 — conference call to provide management’s understanding of and reflections on the discussions of the FDA Anti-Infectives Advisory Committee meeting

•     April 10 — conference call to discuss the outcome of the Company’s one-on-one meeting with the FDA

The Company will issue a press release with the time and dialing instructions for each call in advance.

Conference Call Details:

The Company is hosting a conference call and live webcast today at 10:00 a.m. ET to discuss Fourth Quarter and Full Year 2007 Financial Results along with the contents of this press release.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of Advanced Life Sciences’ corporate website www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 888-713-4215 (domestic) or 617-213-4867 (international).  The passcode for the conference call is 82632306.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=RGRXWMYHV

A telephone replay of the call will also be available for 48 hours.  Callers may access the telephone replay by dialing (domestic) 888-286-8010 or 617-801-6888 (international), passcode 10008184.

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About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae. Approximately 5.6 million cases of CAP are diagnosed each year in the United States with 10 million physician visits, resulting in an estimated total annual expenditure of $2 billion dollars for prescribed antibiotics to treat CAP.  CAP is potentially fatal if not treated properly, and the bacteria that cause CAP are developing resistance to current standard of care treatments.

Macrolides and penicillins are currently the first-line treatments for respiratory tract infections such as CAP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections.  In in vitro tests, cethromycin appears to be effective against penicillin- and macrolide-resistant bacteria. Cethromycin has a mechanism of action that may slow the onset of future bacterial resistance.

In addition to its utility in CAP, cethromycin is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure. The FDA has designated cethromycin as an orphan drug for the prophylactic treatment of inhalation anthrax post- exposure, but the drug is not yet approved for this or any other indication.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including CAP.  For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain  regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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